Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

SYNNEX CORPORATION

SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 4, 2003.

SECOND: This amendment to the Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors of the Corporation.

THIRD: Article I of the Restated Certificate of Incorporation as presently in effect is amended to read in its entirety as follows effective November 3, 2021 at 12:01 am Eastern Time:

“The name of the corporation is TD SYNNEX Corporation (the “Corporation”).”

Fourth: All other provisions of the Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Legal Officer and Corporate Secretary this 22nd day of October 2021.

SYNNEX CORPORATION

By	/s/ David Vetter
David Vetter Chief Legal Officer and Corporate Secretary